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                                                                    EXHIBIT 10.B

                                  INTERNATIONAL
                RETAIL MEMBER AGREEMENT WITH TRUSERV CORPORATION
                     A COOPERATIVE OF INDEPENDENT RETAILERS

THIS AGREEMENT between _________________________________________________________

d/b/a __________________________________________________________________________

   [ ] True Value  [ ] Home & Garden Showplace   [ ] Induserve   [ ] Non-Branded

          [ ] Grand Rental Station      [ ] Party Central      [ ] Taylor Rental
of _____________________________________________________________________________
                                 (Full Address)

the retail member hereinafter referred to as the "Member," and TRUSERV CORPORATION, a Delaware Corporation, hereinafter referred to as the "Company."

The Company is an organization operated on a cooperative basis by and for independent retailers who operate hardware stores, home or garden centers, rental stores or other similar operations.

MEMBER AND COMPANY AGREE AS FOLLOWS:

1. This agreement is subject to and incorporates herein the Company's By-Laws, Subscription to Shares agreement, and the Members' Policies and Procedures Manuals ("Manuals") all of which may be amended from time to time (hereinafter collectively referred to as "Agreement").

2. The Company shall sell merchandise of the type typically sold in retail hardware stores, home and garden centers, rented at full service rental centers, or sold to commercial/industrial customers, permit use of the service mark associated with the program checked above ("Designated Mark") and other permitted Company owned servicemarks, trademarks, collective membership marks, tradenames or brandnames ("Marks") under the conditions of this Agreement and to offer services to the Member as Company may decide to offer from time to time.

3. The Company shall invoice Member at the Company's then current prices for the merchandise and services involved, and apply all payments by Member toward final settlement of the Member's financial obligations to the Company. The excess, if any, of the payments made, less any additional expenses due to non-conformance with established payment policies or prescribed procedures, shall be paid or credited to the Member.

4. The Company shall pay to the Member a Patronage Dividend on the basis of the volume of and margins applicable to merchandise and services purchased by the Member from the Company during each such year that Patronage Dividends are available. The availability of Patronage Dividends shall be determined as of the end of each fiscal year of the Company and shall be payable out of the excess, if any, of gross margins from business done with or for Members, after deducting therefrom the following:

     (a)  Expenses directly or indirectly related to such business;

     (b) Such reasonable charges and reserves for necessary corporate purposes as may from time to time be determined by the Company for depreciation and obsolescence, state and federal taxes, bad debts, casualty losses, insurance and other corporate and operating charges and expenses, all established and computed in accordance with generally accepted accounting principles; and

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     (c)  Such reasonable charges and reserves for working capital necessary for the operation of the Company and for deficits arising from such operation, including deficits from business other than business done with or for Members.

     (d) In any fiscal year, to the extent a loss exists after deducting such expenses, charges and reserves, the Company will determine on a reasonable basis to plan to allocate the loss to Members.

The Company shall reasonably allocate and pay any Patronage Dividend within a time reasonably determined by the Company following the end of each fiscal year, but in no event later than the fifteenth day of the ninth month after the close of each such fiscal year, in accordance with its By-Laws, policies and procedures as they may be amended or changed from time to time.

5. The Company shall hold Markets and other meetings from time to time for the purpose of keeping Members better informed on trends in the industry, presenting merchandise or services available and enabling Members to exchange ideas with fellow Members.

6. Upon execution of this Agreement, the Member shall purchase sixty (60) qualifying shares of the Company's Class A Common Stock at a purchase price of $100 per share for each store owned by Member, to a maximum of three hundred
(300) shares for five (5) or more stores, as defined in the Subscription to Shares agreement.

7. The Member shall establish, operate and maintain a retail hardware store, and/or home or garden center ("Retail Store") retailing merchandise and services to consumers if the Designated Mark is True Value, Home & Garden Showplace, or a full service rental store ("Rental Center") renting appropriate merchandise if the Designated Mark is Taylor Rental, Grand Rental or Party Central, or sell commercial/industrial merchandise if the Designated Mark is Induserve ("MRO location"), and sell or rent merchandise carrying any of the Company's Marks only at the authorized retail location indicated on this Agreement.

8. The Company has not granted any protected or exclusive territorial or geographical rights to Member and the Company may, at its sole discretion, accept any other Member at any location without limitation.

9. The Member shall utilize the Company as its primary supplier for the types of merchandise offered by the Company under each Agreement for which a Member signs.

10. The Member shall buy from the Company in accordance with the Company procedures and practices set forth in the Manuals, which include entering warehouse orders and claims using electronic order entry equipment functionally compatible with the Company's equipment, and entering all other orders using electronic equipment whenever possible.

11. The Member shall notify the Company, in writing, immediately upon any change in business name, form, ownership or control.

12. The Member shall pay in full on the date due all invoices on accounts receivable statements and any other financial obligations to the Company or its subsidiaries, and pay a one and one-half percent (1-1/2%) per month service charge, but not to exceed the maximum amount permitted by law, on past due balance of accounts. Upon termination of this Agreement all invoices on accounts receivable statements and any other financial obligations to the Company or its subsidiaries, including future dated invoices, from the Member to the Company and its subsidiaries shall become immediately due and payable in full.

13. That the prices at which the Company will sell the merchandise and services to the Member shall be specified by the Company before purchase of any merchandise or services. These prices are subject to change by the Company, provided, however, such change will not affect orders already received by the Company from the Member. The Company may quote prices FOB U.S. coastal port or airport if so instructed by the Member. Ocean freight (or air freight if that is so instructed by the Member), insurance and other appropriate charges shall be added

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to the FOB price on the Company's invoices to the Member if such charges are incurred by the Company, and shall be the total price of merchandise and services.

14. That payment of the total price of the merchandise and services under this Agreement will be made in United States ("U.S.") dollars in advance of shipment, or within thirty (30) days of shipment if agreed upon by the Company, in its sole discretion. The Company has the right to require that the Member provide an irrevocable letter of credit in sufficient amount, payable on terms acceptable to the Company, prior to shipment, by a federally insured bank in the U.S. acceptable to the Company. Any such Letter of Credit shall state that "the credit will be subject to The Uniform Customs and Practices for Documentary Credits, 1993 revision, the International Chamber of Commerce Publication No. 500 or any subsequent revision thereto."

15. All information and material furnished to the Member, including without limitation, bulletins, price lists, illustrated catalogs, merchandising and pricing options, computer software, electronic data and the Manuals are confidential property of the Company, developed and promoted for the benefit of Members, and the Member agrees not to divulge or display any of the information contained in this material to anyone who is not a Member, or not affiliated with the Company without obtaining the prior written approval of the Company, and not to use such information in a way which is detrimental to the Company or its Members. The Member shall use such information and material only in connection with the Member's purchases from the Company and for the purpose of promoting the Member's business with the Member's customers. The Member acknowledges and confirms that any dissemination or other disclosure of such information and material for any other purpose, or to anyone not affiliated with the Company, shall cause immediate and irreparable harm to fellow Members and the Company. All such information and material shall be immediately returned to the Company upon termination of this Agreement.

16. Member shall provide all financial statements, guarantees, security agreements and any other supporting materials or documents as may from time to time be requested by Company in relation to this Agreement.

17. Member represents that it has reviewed the By-Laws and prospectus of the Company, the receipt of which is hereby acknowledged, the By-Laws providing that Membership in the Company constitutes consent to take written notices of allocation into account at their stated dollar amount as provided in section 1385(a) of the United States IRC, unless such written notices clearly indicate on their face that they are nonqualified, in the taxable year in which received. By entering into this Agreement, Member agrees and consents to be bound by
Article IX, section 2(b) of the By-Laws. Such "membership consent" (within the meaning of section 1388(c)(2)(B) of the United States IRC) may be revoked by Member only by terminating its Membership in the Company in the manner provided in this Agreement.

18. Member acknowledges that the Company with the approval of the Board of Directors has the authority to set the composition of the Patronage Dividend each year, provided that at least twenty percent (20%) of each Member's share is paid in cash or by qualified check in accordance with section 1385 of the United States IRC.

19. Member acknowledges that any cash payments, dividends, note maturities, interest or other payments may be applied to outstanding past due debt with Company at the Company's option and sole discretion.

20. Member acknowledges that the Member may receive different services, charges or freight rates based on the amount of merchandise purchased by Member.

21. Member's right to use any Designated Mark or other Mark shall be subject to the right and necessity of the Company to control the use of its Designated Mark and other Marks and to maintain the reputation for quality products and services and goodwill associated with such Marks. The Member's right to the display and use of the Designated Mark or any other Company owned Marks are permitted only on the following conditions:

     (a) The Designated Mark and any other Marks permitted by the Company, are the only Company owned trademarks or servicemarks which Member is entitled to use, and the Company may, at its sole discretion, choose to sell merchandise carrying any of the Company's Marks only to Members who are permitted to use a particular Designated Mark;

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     (b)  The Designated Mark or any other Marks cannot be used with the trademark or servicemark of any hardware store, home or garden center, building center, rental center or merchandising organization other than the Company's, and may only be used at the retail location indicated on this Agreement so long as the retail location continues to be an active retail location and as determined to be appropriate by the Board of Directors;

     (c) The Member's store and premises will be maintained in a clean and orderly condition;

     (d) If a Retail Store, the Member will offer sufficient breadth and depth of merchandise in the core retail departments to serve the needs of retail consumers. For a hardware store, these departments include: Builders Hardware and Supplies, Cleaning Supplies, Electrical Supplies, Lawn and Garden, Paint and related Sundries, Plumbing, Tools and Home Decor; if a Rental Center, the Member will offer sufficient breadth and depth of rental merchandise to serve the needs of rental consumers; and if a MRO location, the Member will offer sufficient breadth and depth of merchandise sufficient to serve the needs of commercial/industrial consumers.

     (e) If a Retail Store or an MRO location, the Member will maintain a retail inventory of representative quantities of the Company's merchandise as offered, advertised and promoted by the Company;

     (f) The Member's business operations will be conducted in such a fashion as to enhance the reputation of fellow Members and the Company; and

     (g) That Member shall not be entitled to use the Designated Mark or any other Marks as part of its corporate, partnership, or other business name.

     (h) That Member shall secure and maintain in force all required licenses, permits, and certificates relating to the conduct of its business pursuant to this Agreement. That Member shall comply with all applicable laws, ordinances and regulations.

     (i) In order to preserve the goodwill in the Designated Mark or Marks, that Member shall in all dealings with its customers, suppliers, Company, and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct and Member agrees to refrain from any activity which may be injurious to Company and the goodwill associated with the Designated Mark or Marks.

22. During the term of this Agreement, Member shall not obtain any proprietary rights in the Designated Mark or any other Marks by use thereof. Member expressly acknowledges and agrees that the license granted under this Agreement to use the Designated Mark or any other Mark is non-exclusive and non-transferable, and that the Company has and retains the right to grant other licenses without any limitations as to territory, product, terms or otherwise. Within thirty days of termination of this Agreement, Member shall cease the use of all Marks, including the Designated Mark, and remove, at Member's expense, all store identification signs and decals which contain any Designated Mark or other Marks and Member shall cease any display or advertising, directly or indirectly, as a store using the Designated Mark or other Marks, including but not limited to, display in internet web sites and telephone directories. Member shall further delete the Designated Mark and any other Marks from its business name including, if applicable, Member's corporate name. Member shall transfer to the Company, at Member's expense, any internet domain names which contain the Designated Mark or any other Marks. Member agrees to confirm in writing thirty days after termination of this Agreement that Member has ceased using the Designated Mark and any other Marks.

23. If Member fails to comply with Section 22 within the time stated, Member authorizes and fully empowers the Company, or its agent, at Member's expense, to enter upon its store property and buildings, and remove all exterior and interior signs, decals and other identification items specified in that paragraph, to withhold any monies due Member or held by Company until the terms of this paragraph are complied with and Member shall pay to the Company not as a penalty but as a hold-over royalty, the sum of $500 per day for each day beyond the thirty days that the Member fails to comply with that Paragraph. Company may, at its option, pursue any and all remedies available to Company for breach of this provision, including equitable or injunctive relief as well as collect the hold-over royalty payment and any other damages. Member agrees to release, waive and forever discharge Company from any and all claims, demands, losses and liabilities, of any nature whatsoever, related to Company's exercise of its rights under that Paragraph.

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24.  Company has not represented to Member that a "minimum", "guaranteed", or
"certain" income can be expected or realized. Success depends, in part, on Member devoting dedicated personal efforts to the business and exercising good business judgment in dealings with customers, suppliers, and employees. Member also acknowledges that neither Company nor any of its employees or agents has represented that Member can expect to attain any specific sales, profits, or earnings. If Company has provided estimates to Member, such estimates are for informational purposes only and do not represent any guarantee of performance by Company to Member. COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES EITHER EXPRESS OR IMPLIED REGARDING THE PERFORMANCE OF MEMBER'S BUSINESS.

25. Subject to Section 9, Member, as an independent retailer, is free to decide how to operate its business, determine what merchandise it will stock, sell or rent and how its store shall be identified utilizing the Designated Mark and additional words or phrases that identify the specific location indicated on this Agreement.

26. Member and Company understand and agree that this Agreement does not create a fiduciary relationship between Member and Company, and that Member and Company are and will be independent contractors, and that nothing in this Agreement is intended to make either Member or Company a general or special agent, joint venturer, partner, or employee of the other for any purpose. Member agrees to identify itself conspicuously in all dealings with customers, suppliers, public officials, store personnel, and others as the independent owner of Member's store and to place notices of independent ownership on forms, business cards, stationery, advertising and other materials.

27. Member and Company may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other. Company will not be obligated for any damages to any person or property directly or indirectly arising out of Member's store's operation or the business conducted by Member under this Agreement.

28. The amount of any distributions with respect to Member's patronage made in written notices of allocation (as defined in section 1388 of the United States
IRC) and which are received by Member from the Company, will be taken into account by Member at their stated dollar amounts in the manner provided in section 1385(a) of the United States IRC in the taxable year in which such written notices of allocation are received by Member; provided, however, that this Agreement shall not extend to written notices of allocation received by Member as part of a Patronage Dividend which clearly indicate on their face that they are nonqualified. The Member understands and agrees that the Promissory Notes and the shares of Class B Common Stock, if any, distributed by the Company in payment, or part payment, of the Patronage Dividends are "written notices of allocation" within the meaning of the statute and must be taken into account by Member. The stated dollar amount of the Promissory Notes is the principal amount thereof and the stated dollar amount of the shares of Class B Common Stock is the par value thereof. The first sentence of this paragraph is intended to constitute "consent in writing" within the meaning of section 1388(c)(2)(A) of the United States IRC and may be revoked as provided in section 1388(c)(3)(B) of the United States IRC, provided, however, that, so long as Member remains a member of the Company, revocation by Member of its "consent in writing" shall not revoke Member's "membership consent."

29. The Promissory Notes and Class B Common Stock need not be physically distributed to the Member but may be held in safekeeping for the Member (either in separate securities or as part of a bulk security) and that notices of the Member's allocation of Promissory Notes and Class B Common Stock to be deposited in safekeeping are "written notices of allocation" and shall be taken into account as provided for in this Agreement.

30. That the Company, in its sole discretion, may require the international Member to maintain on account with the Company a collateral deposit ("Collateral Deposit Account") in such U.S. dollar amounts as the Company may require from time to time, and that this Collateral Deposit Account shall be in lieu of the Class B Common Stock requirements applicable to the general Membership. The Company reserves the right to modify or eliminate the Collateral Deposit Account at its option, in which case all Class B Common Stock requirements in effect for the general Membership shall apply to the international Member.

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31.  This Agreement is not assignable or transferable by the Member without the written consent of the Company, but Company shall have the right to assign this Agreement. Change in control or management of a corporate, partnership or limited liability company Member must be approved in writing by the Company.

32. This Agreement shall continue in force from year to year unless it is terminated as follows:

     (a) The Company shall have the right to immediately terminate this Agreement by written notice to the Member, (i) in the event and at the time or after the Member becomes insolvent, commits any act of bankruptcy, files a voluntary petition in bankruptcy, is adjudicated a bankrupt; (ii) if Member breaches any term, condition or obligation under this Agreement or any other agreement with the Company or one of its subsidiaries, which breach is not cured within thirty (30) days (ten (10) days in case of nonpayment of accounts receivable statements or any other financial obligations to the Company, or within the applicable cure period in an agreement with the Company subsidiary) after the Member's receipt of written notice of such breach from the Company; or
(iii) if Member fails to obtain written consent by the Company to a change in control or management of a corporation, partnership, or limited liability company Member.

     (b)  This Agreement may be terminated unilaterally by the Member upon sixty
(60) days written notice mailed to the Chief Executive Officer or Treasurer of the Company at the Company's principal office.

     (c) This Agreement may be terminated unilaterally by the Company upon sixty (60) days written notice mailed to the Member at the address shown on the books of the Corporation; provided, however, that such termination by the Company shall occur after the affirmative vote of two-thirds or more of the directors then in office that such termination is in the best interests of the Company as determined in the sole discretion of the Board of Directors.

33. This Agreement shall be automatically modified upon notice from the Company to the Member of any relevant change in the Certificate of Incorporation and/or By-Laws of the Company, or by resolution of the Board of Directors.

34. This Agreement, and any other agreement which Member signs with the Company, is the entire and complete Agreement between the Member and the Company and there are no prior agreements, representations, promises, or commitments, oral or written, which are not specifically contained in this Agreement or any other agreement which Member signs with the Company. The current form of the Company Member Agreement shall govern all past and present relations, actions or claims arising between the Company and the Member.

35. Should any provision of this Agreement be declared invalid under or in conflict with any existing or future law or regulation such provision shall be modified to conform with that law and such modification shall not affect any other provision of this Agreement which shall continue in full force and effect.

36. The failure on the part of the Company at any time or times to enforce its rights under this Agreement, , its Certificate of Incorporation, its By-Laws, or its Manuals any Company policies or procedures or any written agreements with Member shall not constitute or be held to be a waiver of any succeeding breach thereof.

37. The Company, but not the Member, shall have a lien on and a right, but not an obligation, of setoff against any collateral deposits established in accordance with this Agreement, and against any Company issued stock or notes, dividends, interest payments or other funds held by or issued to Member, including those issued as Patronage Dividends, and against any cash portion of such Patronage Dividend which is in excess of twenty percent (20%) of the overall Patronage Dividend payable in any year for such indebtedness of the Member to the Company or its subsidiaries as may, for whatever cause, exist, including without limitation borrowings, accounts payable, and the Member's share of Company losses, as reasonably determined by the Company. Upon termination, Company shall have no obligation to redeem Member's investment unless and until all amounts due and owing the Company on accounts receivable statements, ancillary agreements with the Company or any other financial obligations to the Company or its subsidiaries are paid in full. In the event that the Company initiates proceedings to recover amounts due it by Member or for any breach of this Agreement or to seek equitable or injunctive relief against the Member, the Company shall be entitled to the recovery of all associated costs, interest and reasonable attorney's fees. Any

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claim arising out of the breach of this Agreement by either party shall be settled finally by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce Court of Arbitration, then in effect, by a single arbitrator appointed in accordance with such rules, such arbitration to be held in Chicago, Illinois, U.S.A. Each party agrees to pay its own fees and costs for arbitration, and the cost of the arbitrator shall be shared equally by both parties. All arbitration proceedings shall be conducted in the English language. Any arbitration award or decision rendered in accordance with this paragraph shall be final. The parties hereto waive any right of application or appeal to any court of any jurisdiction, to the extent they may validly so agree, and in particular in connection with any question of law arising in the course of the reference to arbitration or on the award. The parties intend the aforesaid waiver to operate as an "exclusion agreement." Judgment upon the award rendered may be entered in any court for judicial acceptance or confirmation of the award or an order of enforcement as the case may be. This Agreement shall be governed by and the rights of the parties shall be construed in accordance with the substantive laws of the State of Illinois, U.S.A., excluding any conflicts of laws rules which would require the application of the substantive law of any jurisdiction other than the State of Illinois, U.S.A. The English language version of this Agreement shall in all cases prevail.

38. This Agreement may not be modified except as set forth herein or by a writing referencing this Agreement and signed by the Company.

Prospective Member's signature on this Agreement constitutes an offer only and this Agreement shall have no force or effect until duly accepted and signed by the Company at its principal office and National Headquarters.

WITNESS the Member's hand and seal this _____ day of ________, 20__.

________________________________________________________________________________
                              Member's Legal Entity

d/b/a __________________________________________________________________________

check: [ ] sole proprietor [ ] partnership [ ] corporation [ ] limited liability company

Retail Location Address ________________________________________________________

City ____________         Country ______________         Postal Code ___________

By: ____________________________________________________________________________

Title: _________________________________________________________________________

WITNESS ________________________________________________________________________

Address ________________________________________________________________________

City ____________       Country ______________       Postal Code _______________

ACCEPTED this _____ day of ______________, 20____, at Chicago, Illinois,

By TRUSERV CORPORATION, by its duly authorized agent.

_________________________________________________________________________ (SEAL)

__________________________________________________________________________ Title

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